Exhibit 99.3

FORM OF LETTER TO CLIENTS

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

Non-Transferable Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed
to Stockholders of Williams Industrial Services Group Inc.

, 2020

To Our Clients:

This letter is being distributed to our clients who are holders of shares of common stock, par value $0.01 per share (“Common Stock”), of Williams Industrial Services Group Inc. (the “Company”) as of [ ]:[  ] [a./p.]m., New York City time, on [    ] [  ], 2020 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) by the Company of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock of the Company.  The Rights and underlying shares of Common Stock are described in the Prospectus, dated [       ] [  ], 2020 (the “Prospectus”), a copy of which accompanies this letter.

The Company is offering an aggregate of up to [         ] shares of Common Stock in the Rights Offering, as described in the Prospectus, at a subscription price of $[     ] per whole share (the “Subscription Price”).

The Rights will expire and cease to have any value if not exercised prior to 5:00 p.m., New York City time, on [    ] [  ], 2020 (the “Expiration Date”), unless the Rights Offering is extended.

As described in the accompanying Prospectus, each holder of shares of Common Stock of the Company on the Record Date (each, a “Recordholder”) will receive one Right for each share of Common Stock owned at such time, evidenced by a non-transferable subscription rights certificate (the “Rights Certificate”).  Each Right entitles the holder thereof to subscribe for [  ] of a share of Common Stock at the Subscription Price (each, a “Basic Subscription Right”).  For example, if a Recordholder owned 1,000 shares of Common Stock on the Record Date, the Recordholder would receive 1,000 Rights and would have the right to purchase [     ] shares of Common Stock at the Subscription Price (for a total payment of $[         ]).

Rights holders who exercise their Basic Subscription Rights in full may also subscribe for additional shares of Common Stock that remain unsubscribed at the Expiration Date as a result of unexercised Basic Subscription Rights at the same Subscription Price (up to a cap of 300% of the shares of Common Stock held on the Record Date) (the “Over-Subscription Privilege”). There is no minimum number of shares of Common Stock any stockholder must purchase. Any excess subscription payment received by Computershare Trust Company, N.A. (the “Subscription Agent”) will be returned as soon as practicable.

The Company will not issue fractional shares.  Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privilege will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that the Company offers no more than [         ] shares of Common Stock in the Rights Offering.

Each Rights holder will be required to submit payment in full for all the shares they wish to buy with their Basic Subscription Rights and their Over-Subscription Privilege. If you wish to exercise your Over-Subscription Privilege, you should indicate the number of additional shares of Common Stock you would like to subscribe for in the space provided on the enclosed beneficial owner election form or similar form. When you send such form to us, you must also send the full purchase price for the number of additional shares of Common Stock that you have requested (in addition to the payment due for shares purchased through your Basic Subscription Rights). If an insufficient number of shares is available to fully satisfy all Over-Subscription Privilege requests, Rights holders who exercise their Over-Subscription Privilege will receive the available shares pro rata based on the number of shares each Rights holder has subscribed for under the Over-Subscription Privilege. To the extent you properly exercise your Over-Subscription Privilege for a number of shares that exceeds the number of unsubscribed shares of Common Stock available to you, any excess subscription payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or deduction. We are (or our nominee is) the Recordholder of the Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

Enclosed are copies of the following documents:

1.                                      Prospectus; and

2.                                      Instructions as to Use of Williams Industrial Services Group Inc. Rights Certificates.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORDHOLDER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions from you as to whether you wish for us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials.  However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the election form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering.  The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date.  You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions.  All exercises of Rights are irrevocable.

Additional copies of the enclosed materials may be obtained from Georgeson LLC, the information agent in connection with the Rights Offering.  You may contact them directly with any questions or comments toll-free at (888) 666-2580.